INDEPENDENT AUDITORS' REPORT

To the Board of Trustees and Shareholders of Federated GNMA TRUST:
We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Federated GNMA Trust (the "Fund") as of January 31, 2000, and the related statement of operations for the year then ended, the statement of changes in net assets for the years ended January 31, 2000 and 1999 and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to provide reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities owned at January 31, 2000, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Federated GNMA Trust as of January 31, 2000, the results of its operations, the changes in its net assets and its financial highlights for the respective stated periods in conformity with generally accepted accounting principles.




Deloitte & Touche LLP
Boston, Massachusetts
March 17, 2000